EXHIBIT 99.1

Insmed Incorporated Released the Following Statement in Response to a Press Release Made Yesterday by Tercica, Inc.

RICHMOND, Va., Dec 21, 2004 (BUSINESS WIRE) — Insmed Incorporated (Nasdaq: INSM) has been informed that on December 20, 2004 Tercica Inc. brought legal action in the United Kingdom against Insmed Incorporated and its contract manufacturer, Avecia Limited, challenging Insmed’s right to make, use and sell its proprietary IGF- replacement hormone, SomatoKine(R), in the United Kingdom.

In addition, Insmed has received a cease and desist letter from Tercica, dated December 17, 2004, regarding certain activities Insmed is conducting in the Unites States. In response to these events, Insmed’s Chief Executive Officer, Geoffrey Allan, stated today: “We believe that Tercica’s allegations are without merit and intend to vigorously defend our position and right to make SomatoKine(R)”. The action announced yesterday by Tercica is not expected to delay the filing of Insmed’s NDA for the treatment of GHIS (growth hormone insensitivity syndrome) with SomatoKine(R).

About Insmed

Insmed is a biopharmaceutical company focused on the discovery and development of drug candidates for the treatment of metabolic diseases and endocrine disorders with unmet medical needs. For more information, please visit www.insmed.com.

Forward Looking Statements

Statements included within this press release, which are not historical in nature, may constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding the expected results of litigation regarding the validity of our patents and our future ability to conduct our business as now conducted and as it is currently proposed to be conducted; clinical trials and goals, our regulatory and business strategies and growth opportunities for existing or proposed products. Such forward-looking statements are subject to numerous risks and uncertainties, including the uncertainty of the outcome of any litigation, the risk that product candidates may fail in the clinic or may not be successfully marketed or manufactured, the company may lack financial resources to complete development of product candidates, the FDA may interpret the results of our studies differently than we have. We can give no assurances that we would be successful in any litigation or that such litigation would not have a material adverse effect on our business, financial condition and results of operation. Furthermore, we may not be able to afford the expense of defending against such a claim. As a result of these and other risks and uncertainties, actual results may differ materially from those described in this press release. For further information with respect to factors that could cause actual results to differ from expectations, reference is made to reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward-looking statements made in this release are made only as of the date hereof and Insmed disclaims any intention or responsibility for updating predictions or financial guidance contained in this release.

SOURCE: Insmed Incorporated

Insmed Incorporated

Baxter Phillips III, 804-565-3041;

bphillips@insmed.com; fax, 804-565-3510